Carson, Inc. Announces Death of President; Malcolm Yesner Appointed
                                   Acting CEO

     SAVANNAH, Ga.--(BUSINESS WIRE)--Feb. 22,1998--Carson, Inc.(NYSE:CIC) today announced, with great sadness, the unexpected death yesterday from apparent natural causes of Greg Andrews, President and Chief Executive Officer, while on a business trip in South Africa. Mr. Andrews, who was 47, joined Carson in July 1998.
     The Executive Committee of the Board Of Directors also announced that, pending a meeting of the full Board later this week, it has named as Acting CEO of Carson Malcolm Yesner, 41, President, International and CEO of Carson Holdings. Under Mr. Yesner, Carson Holdings, a 52.8%-owned subsidiary, has achieved dramatic growth in South Africa and has been rapidly expanding into other major markets in West, East, and Southern Africa.
     "In the six months Greg headed Carson he left an indelible mark on the Company," said Vincent A. Wasik, Chairman of the Executive Committee of Carson and President of Morningside Capital Group, the major stockholder of Carson, who was on the trip with Mr. Andrews. "He was an inspired leader, a dedicated and highly capable professional, and someone who came to be a good friend to me. His untimely passing is a tragic loss to those of us who worked with him and especially his family, to whom we can only extend our deepest condolences. Greg was a man of vision, who, in addition to working closely with Malcolm, put together an excellent, experienced and dedicated management team which is fully capable of carrying out the program he put in place and which was yielding highly tangible results. He will be missed."
       Funeral  arrangements have not been completed.

     Contact: Anreder Hirschhorn Silver & Co., New York
              Steven S. Anreader, (212) 532-3232